Exhibit  10.7


EQUUS(R)
MARKETING & DESIGN, INC.

January  1,  2002


This letter is to outline a proposal and working relationship between EQUUS Marketing & Design, Inc. (EQUUS) and Rapidtron, Inc. (Rapidtron).

EQUUS will provide several levels of services to Rapidtron:
  1.   Marketing  and  Strategic  Planning
  2.   Advertising  Design,  production,  media  placement.
  3.   Design  including:
             a.     Corporate  Identity
             b.     Packaging  and  Label  Design
             c.     Ad  Production  and  other  related  services
  4.   Industrial  Design
  5.   Web  site  design,  construction,  navigation,  and  updating
  6.   Trade  show  design,  imaging,  layout,  and  implementation.
  7.   Public  relations  -  trade  and  consumer.
  8.   Smart  card  layout  and  design  with  graphics  and  functionality.
  9. Powerpoint design, layout, and production for customer and financial presentations
  10. Venue layout of equipment design for Resort, Fitness, Entertainment, Arena, Transit, and other venues.

EQUUS will provide services for a period of two years under a retainer agreement.

1.     SCOPE  OF  SERVICES

     A. Marketing and Strategic Planning services will be provided under this agreement for the following types of activities:

               1) Meetings and marketing planning of the launch of Rapidtron and continuing marketing and strategic planning of all Rapidtron products including budget preparation, timelines and reports. (Judy Creel and Rosette Lombart)

               2) Creative assessment and planning of advertising and other marketing materials and promotions. (Judy Creel and Rosette Lombart)

               3) Creative execution of layout, design, graphics (David Fernald and Richard Kobyashi)

               4) Supervision of implementation and production of related marketing and advertising materials. (Rosette Lombart)

               5) Supervision and assistance of Industrial Design projects developed by EQUUS Design. (Judy Creel and Rosette Lombart)

               6)   Accounting  for  work  completed  and administrative (Jackie
                    Pham)


     B. The following Marketing and Strategic Strategy services and expenses, not included in the retainer, will be estimated and after approval, produced and invoiced:

               1)   regular  meetings  between  Rapidtron  staff  and  Equus.

               2) Market Research services, including special studies, focus groups or other such activities specifically authorized in advance by Rapidtron.

               3) Rapidtron shall pay directly, or reimburse EQUUS for payments made in its behalf, for travel and other out-of-pocket expenses, including but not limited to printing, delivery services, purchase of special materials or supplies as needed and approved in advance by Rapidtron.

               4) Media research, planning and insertions will be developed and placed for a 10% commission earned on all placed media. (Judy Creel) 5% of the earned 15% is rebated for consideration of the paid Retainer.

               5) Travel and expenses required for attendance at Rapidtron installation sites (retail stores) and trade shows.


     C. Graphic Design services and expenses to be estimated and approved of in advance of production and invoicing:

               1) Production services for creation of materials for use in advertisements, collateral, brochures and other printed materials, (Dave Fernald and Richard Kobayashi).

               2) Corporate Identity Program including analysis of existing materials, research of competitive materials, rough layouts of design directions, comprehensive design layouts including a variety of large and small applications in black and white and color. Final production of materials for corporate bible. (Dave Fernald and Richard Kobayashi).

               3) Design of labels and packaging including research of competitive materials, rough layouts of design directions, comprehensive design layouts. Final production including output of digital files for printing. (Dave Fernald and Richard Kobayashi).


     D. Industrial Design services to be provided under a separate schedule in the retainer agreement for the following types of activities:

               1) Industrial design of all products, POP displays, boxing, etc. including meetings, visits to retailers and trade shows, ideation sketches, 3D alias renderings and 3D mock-ups as required. (JooHo Paek)

     E. The following Industrial Design services and expenses, not included in the retainer, will be submitted for approval:

               1) Travel and expenses required for attendance at Rapidtron offsite locations (retail stores) and trade shows.


2.   INVOICES  AND  PAYMENT

     The Marketing and Strategic Planning Retainer of Sixty Thousand Dollars ($60,000) will be invoiced monthly at the rate of Five Thousand Dollars ($5,000) per month for the months of January 2002 through December 2003, inclusive. Rapidtron shall pay all invoices for Retainer within fifteen (l5) days of receipt. The Retainer for the balance of the three years will be determined after a review is made in October 2002.

     The Industrial Design Retainer will be invoiced monthly at the established rate per month, selected above, for the months of March 2002 through February 2003, inclusive. Rapidtron shall pay all invoices for Retainer within fifteen
(15) days of receipt. The Retainer for the balance of the three years will be determined after a review is made in October 2002.

     A. Invoices for production of electronic media materials, including Website construction, videotapes, will be due and payable on the following schedule:

               1) One-half of total estimated invoice at time of order and approval of estimate;

               2) Balance of invoice upon completion of work and delivery of materials.

               All other invoices not specified in sections 2A, 2B must be paid by Rapidtron within thirty (30) days of receipt of it.


     B. Until all material is fully paid for under the provision of this section, it remains the property of EQUUS. Ownership of material, trademarks, logos, symbols and copyright transfers to Rapidtron upon payment in full.


     C. On any invoices not paid within the prescribed times, a monthly service charge of 1.5 percent of the outstanding balance will be charged, and EQUUS reserves the right to discontinue or suspend further services under this Agreement until such overdue invoices, including service charges, are paid in full.


3.   TERMS  OF  AGREEMENT/RENEWAL  AND  TERMINATION


     A. This Agreement is for an initial term of twenty-four (24) months, commencing January 1, 2002 and terminating December 31, 2003.

     B. Notice of Termination of this contract can be issued prior to the anniversary date should EQUUS fail to deliver materials or performance as agreed upon. The contract will then be terminated after payment of all outstanding invoices including fees for the final month, which will be thirty (30) days after Notice of Termination.

     C. If no Notice of Termination or change in contract has been delivered prior to sixty (60) days before the expiration of the initial terms or subsequent renewal terms (Anniversary Date), then the agreement shall automatically be renewed for an additional term of twelve (12) months, beginning at the end of the twelfth (12th) month of the initial term of this Agreement or any subsequent renewals.

     D. At each Anniversary Date, all terms of this Agreement, if still in effect, may be subject to renegotiations by the parties. The amount of the Annual Retainer will be agreed to in advance of each twelve (12) month term of this Agreement.


4.   DISPUTES  AND  ATTORNEYS'  FEES

     In the event of any dispute under this Agreement, the prevailing party shall be compensated by the defaulting party for related costs, including attorneys' fees, collection costs and other expenses. All disputes will be decided under the laws of the State of California and/or the United States of America.

AGREED  &  ACCEPTED

EQUUS  Marketing  &  Design                 Rapidtron  Inc.  Corporation


/s/ Steve  Meineke                          /s/ Peter  Dermutz
------------------------                    -----------------------
Steve  Meineke                              Peter  Dermutz
President                                   Executive  Vice  President

Date:  January 2, 2003                      Date:  January 2, 2003
       -----------------                           -----------------